Exhibit 99.1

For Immediate Release
December 8, 2005

GIBRALTAR INDUSTRIES AMENDS SENIOR SECURED CREDIT FACILITY
AND COMPLETES SENIOR SUBORDINATED NOTES OFFERING

        BUFFALO, NEW YORK (December 8, 2005) – Gibraltar Industries, Inc. (NASDAQ: ROCK) (“the Company”) announced today that it has amended its senior secured credit facility and completed a private offering of senior subordinated notes.

        The Company amended its senior secured credit facility to provide for a new $230 million term loan. The new term loan bears interest, at the Company’s option, at either (i) LIBOR plus an initial margin of 1.75%, or (ii) the higher of the administrative agent’s prime rate or the federal funds effective rate plus 0.5%. KeyBank National Association was the sole lead arranger and book runner and Harris N.A. was the syndication agent.

        The Company also completed a private offering of $204 million in aggregate principal amount of 8% Senior Subordinated Notes due 2015, which were sold at a discount of $1.675% from face value to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933 (the “Securities Act”). J.P. Morgan Securities Inc. was the sole book-running manager and joint lead manager, KeyBanc Capital Markets was the joint lead manager, and Harris Nesbitt was a co-manager.

        The Company used the net proceeds from these financings to repay certain amounts incurred under its secured revolving credit facility and to retire its $300 million interim credit facility, which were used to finance its acquisition of Alabama Metal Industries Corporation (AMICO) and to repay existing indebtedness. The Company completed the acquisition of AMICO – a leading manufacturer of a diverse line of products for the commercial, industrial, and residential building markets – October 3, 2005.

        This announcement is neither an offer to sell nor a solicitation to buy the Senior Subordinated Notes. These securities have not been registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

        Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to a number of risk factors, including: general economic conditions; the impact of the availability and the effects of changing raw material prices on the Company’s results of operations; natural gas electricity prices and usage; the ability to pass through cost increases to customers; changing demand for the Company’s products and services; risks associated with the integration of acquisitions; and changes in interest or tax rates.

CONTACT: Kenneth P. Houseknecht, Vice President of Communications and Investor Relations, at 716/826-6500, khouseknecht@gibraltar1.com.

Gibraltar’s news releases, along with comprehensive information about the Company, are available on the Internet, at www.gibraltar1.com.